Exhibit 99.2

News Release

Extra Space Storage Inc. Announces Registered Direct Offering of Common Stock

SALT LAKE CITY, UT, Sep 30, 2008 (MARKET WIRE via COMTEX News Network) — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today that it has agreed to sell 3,000,000 shares of its common stock in a registered direct placement to clients of RREEF America L.L.C. The Company expects to receive proceeds from the offering of approximately $44.1 million and expects to close the sale on or about October 3, 2008. The Company expects to use the proceeds for general corporate purposes, including having capital to repay indebtedness as it comes due in 2009. Completion of the offering is subject to customary closing conditions.

The shares of common stock are being offered under the Company’s existing shelf registration statement on file with the Securities and Exchange Commission. A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement and the accompanying prospectus may be obtained by contacting the Company at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, Attention: Investor Relations, or by phone at (801) 562-5556.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 673 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 461,000 units and 49 million square feet rented by more than 300,000 individual tenants. The Company is the second largest owner and/or operator of self-storage properties in the United States.

For Information:
James Overturf
Extra Space Storage Inc.
(801) 365-4501

Mark Collinson
CCG Investor Relations
(310) 477-9800